Exhibit 4.1

                            F2 BROADCAST NETWORK INC.
                             COMPENSATION PLAN-2001H

         THIS COMPENSATION PLAN-2001G is adopted this 28th day of August 2001, by F2 BROADCAST NETWORK INC. a Nevada corporation with its principal place of business being located 6245 NW 9th Ave, Suite 102, Ft. Lauderdale, FL 33309.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of F2 BROADCAST NETWORK INC. (the "Company") has determined that it would be to its advantage, and in its best interests, to grant certain consultants and advisors, as well as certain employees, shares of the Company's $.008 par value common stock (the "Common Stock") and/or the opportunity to purchase Common Stock as compensation for their service; and

         WHEREAS, the Board of Directors (the "Board") believes that the Company can best obtain advantageous benefits by issuing stock and/or granting stock options to individuals described in the preceding paragraph from time to time, although these options are not to be granted pursuant to Section 422A and related sections of the Internal Revenue Code as amended;

         NOW THEREFORE, the Board adopts this as the F2 Broadcast Network Inc. Compensation Plan-2001H (the "Plan").

1.00   EFFECTIVE DATE AND TERMINATION OF PLAN

         The effective date of the Plan is August 28, 2001, which is the day the Plan was adopted by the Board. The Plan will terminate on the earlier of the date of the grant of the final share of Common Stock allocated under the Plan or the final option to purchase shares of Common Stock allocated under the Plan is exercised, or ten years from the date hereof, whichever is earlier, and no options will be granted thereafter pursuant to this Plan.

2.00   ADMINISTRATION OF PLAN

         The Plan shall be administered by the Board, which may adopt such rules and regulations for its administration as it may deem necessary or appropriate, or may be administered by a Compensation Committee to be appointed by the Board, to have such composition and duties as the Board may from time to time determine.

3.00   ELIGIBILITY TO PARTICIPATE IN THE PLAN

         3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued and/or options are to be granted hereunder and the number of shares to be optioned from time to time to any individual or entity. In determining the eligibility of an individual or entity to receive shares or an option, as well as in determining the number of shares to be issued and/or optioned to any individual or entity, the Board, or its designee, shall consider the nature and value to the Company for the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant.


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         3.02 To be eligible to be selected to receive an option, an individual must be a consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary corporation of the Company. The grant of each option shall be confirmed by a Stock Option Agreement which shall be executed by the Company and the optionee as promptly as practicable after such grant. More than one option may be granted to an individual or entity. The shares may, as determined by the Board or its designee, be issued directly to such entities only if such issuance does not violate applicable provisions of federal or state laws, rules or regulations.

         3.03 An option may be granted to any individual or entity eligible hereunder, regardless of his previous stockholdings.

         3.04 The option price (determined as of the time the option is granted) of the stock for which any person may be granted options under this Plan may be increased or reduced by the Board, or its designee, as described in Section 5, below.

4.00   NUMBER OF SHARES SUBJECT TO THE PLAN

         4.01 The Board shall reserve for the purposes of the Plan a total of 3,000,000 of the authorized but unissued shares of common shares of the Company, provided that any shares as to which an option granted under the Plan remains unexercised at the expiration thereof may be the subject of the grant of further options under the Plan within the limits and under the terms set forth in
Article 3.00 hereof.

5.00   PRICE OF COMMON SHARES

         5.01 The initial price per share of Common Stock to be issued directly or by option shall not be less than the Fair Market Value, as of the date of grant the as defined below; however the ultimate price to be received shall be determined by the Fair Market Value of the services rendered. The Company shall issue a sufficient number of shares such that the those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company have received net proceeds from the sale of stock granted to equal the Fair Market Value of services provided.

         For purposes of this Plan, the Fair Market Value as of any date shall be as reasonably determined by the Board or Compensation Committee, as applicable; provided, however, that if there is a public market for the Common Stock, the Fair Market Value of the shares as of any date shall not be less than the last reported sale price for the Common Stock on that date (or on the preceding stock market business day if such date is a Saturday, Sunday, or a holiday), on a national securities exchange, as reported in The Wall Street Journal, or if not reported in The Wall Street Journal, as reported in The Denver Post, Denver, Colorado or, if no last sale price on a national securities exchange is available, then the last reported sale price on either another stock exchange or on a national or local over-the-counter market, as reported by The Wall Street Journal, or if not available there, in The Denver Post or if not available there, by the OTC Bulletin Board; provided further, that if no such published last sale price is available and a published bid price is available from one of those sources, then the Fair Market Value of the shares shall not be less than such last reported bid price for the Common Stock, and if no such published bid price is available, the Fair Market Value of such shares shall not be less than the average of the bid prices quoted as of the close of business on that date by any two independent persons or entities making a market for the Common Stock, such persons or entities to be selected by the Board or Compensation Committee, as applicable.


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6.00   SUCCESSIVE OPTIONS

         Any option granted under this Plan to any person may be exercisable at such person's discretion while there is outstanding any other stock option previously granted to such person, whether under this Plan or any other stock option plan of the Company.

7.00   PERIOD AND EXERCISE OF OPTION

         7.01 Options granted under this Plan shall expire on the first to occur of the following dates whether or not exercisable on such dates: (i) five (5) years from the date the option is initially granted; (ii) six (6) months from the date the person ceases employment due to permanent and total disability;
(iii) the date of termination of employment for reasons other than retirement, permanent and total disability or death, unless the Board determines, in its sole discretion, that it would be in the best interest of the Company to extend the options for a period not to exceed three (3) years; or (iv) three (3) months from the date the employee retires with permission of the Board.

         7.02 Any option granted under this Plan may be immediately exercised by the holder thereof. Such an option may be exercised in whole or in part at the time it becomes exercisable or from time to time thereafter, until the expiration of the option unless the option is terminated pursuant to the provisions of this Plan.

8.00   PAYMENT FOR OPTIONED SHARES

         When a person holding an option granted under this Plan exercises any portion of the option he shall pay the full option price for the shares covered by the exercise of that portion of his option within one month after such exercise. As soon as practicable after the person notifies the Company of the exercise of his option and makes payment of the required option price, the Company shall issue such shares to the person.

9.00   RESTRICTIONS ON TRANSFER

         9.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 9.02, options granted hereunder are exercisable only by the person during his life.

         9.02 If an person dies holding outstanding options issued pursuant to this Plan, his personal representative shall have the right to exercise such options only within one year of the death of the person.

10.00   RECLASSIFICATION, CONSOLIDATION OR MERGER

         If and to the extent that the number of issued shares of Common Stock shall be increased or reduced by change in par value, split-up reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance or an option held by a person and the option price per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance or options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

11.00   DISSOLUTION OR LIQUIDATION

         Upon the dissolution or liquidation of the Company, the options granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any options granted and exercisable hereunder to the full extent not before exercised.


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12.00   BINDING EFFECT

         This Plan shall inure to the benefit of and be binding upon the Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

13.00  ADOPTION OF PLAN

         This Plan has been duly adopted by the Board of Directors of the Company on August 28, 2001.

14.00  NOTICES

         Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.

                                                F2 BROADCAST NETWORK INC.



                                                By  /s/ Howard B. Stern
                                                --------------------------------
                                                Howard Stern, Chairman and Chief
                                                Executive Officer











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